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                     December 16, 2021

       Jennifer Ryu
       Executive Vice President and Chief Financial Officer
       Resources Connection, Inc.
       17101 Armstrong Avenue
       Irvine, CA 92614

                                                        Re: Resources
Connection, Inc.
                                                            Form 10-K for
Fiscal Year Ended May 29, 2021
                                                            Filed July 23, 2021
                                                            File No. 000-32113

       Dear Ms. Ryu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services